Exhibit 99.01

FOR IMMEDIATE RELEASE

MOBILE MINI REPORTS RECORD FIRST QUARTER; NET INCOME DOUBLES

RAISES 2005 GUIDANCE AND FILES SHELF REGISTRATION STATEMENT

Tempe, AZ – May 4, 2005 — Mobile Mini, Inc. (NASDAQ National Market: MINI) today reported its financial results for the first quarter ended March 31, 2005.

First Quarter 2005 vs. First Quarter 2004

•	Total revenues increased 25.2% to $45.7 million from $36.5 million;

•	Lease revenues increased 28.8% to $41.4 million from $32.1 million;

•	Lease revenues comprised 90.5% of total revenues as compared to 88.0% during last year’s first quarter;

•	EBITDA (earnings before interest expense, tax, depreciation and amortization) rose 46.8% to $19.0 million from $13.0 million;

•	Net income rose 102% to $6.4 million compared to $3.2 million; diluted earnings per share rose 91% to $0.42 from $0.22 per diluted share;

•	Operating margins increased to 34.9% from 28.1%.

Other First Quarter Highlights

•	Internal growth (the increase in leasing revenues at locations open one year or more, excluding any growth from acquisitions at those locations) came in at over 28%, compared to 22% in the fourth quarter of 2004 and 8% in the first quarter of 2004;

•	The average utilization rate was 80.5% compared to 76.2% in the first quarter of 2004. This level was achieved even as the lease fleet purchases totaled $18.7 million to keep up with demand;

•	Yield (total lease revenues per unit on rent) was 7.7% ahead of last year’s first quarter;

•	The average number of units on rent was up 19.5% versus the first quarter of 2004;

•	Although funded debt increased by $10.1 million from December 31, 2004, Mobile Mini attained its goal of reducing the ratio of funded debt to EBITDA to below 4 to 1, which will result in a lower borrowing rate under its line of credit beginning May 1, 2005.

Business Overview
Steven Bunger, Chairman, President & CEO of Mobile Mini, stated, “Although the first quarter is historically our weakest, business conditions across all branches have been extremely strong and the operating leverage we have been able to achieve has been unprecedented with net income doubling and diluted earnings per share rising 91%. The 19.5% increase in the average number of containers on rent combined with the 7.7% increase in yield, resulted in the huge surge in our internal growth rate, which peaked at 28.4% during the first quarter.”

He went on to say, “As we previously reported, because of exceptionally strong fourth quarter demand from customers who incorporate our units into their businesses and organizations, we were able to restrict our 2004 short-term holiday season rentals, which means that the pattern of large scale first quarter returns was much less a factor in this year’s first quarter. This was true across all regions. Our new location in Minneapolis opened last month. There we have a seasoned Mobile Mini sales executive as branch manager focused on developing that city’s portable storage market. We are pushing forward with our plan to enter up to four new markets this year, working off our list of 50 additional domestic markets where we believe the Mobile Mini business model will succeed. Our target list includes several of the largest cities in the country.”

(more)

Mobile Mini, Inc. News Release	Page 2
May 4, 2005

Mr. Bunger continued, “Mobile Mini’s financial position is exceptionally strong, so much so that our funded debt to EBITDA ratio is far below the limits set under our credit agreement. Therefore we have no restrictions on our ability to access the full $250 million under our line of credit.”

The Business Model
Mobile Mini’s business model involves substantial fixed costs at all of its 49 locations in order to maintain the infrastructure necessary to support growth. Operating margins increase when the number of containers on lease at existing locations increases. Newer locations, which are a catalyst for growth in lease revenue and earnings as they mature, typically generate lower operating margins than the branch average, until they ramp up their number of containers on lease. The table below shows operating margins and the return on invested capital at our various branches sorted by the year they began operations. It illustrates the profitability of branches once they are firmly established. It also shows that older branches produced healthy returns on invested capital.

	After Tax Return on Invested		Operating Margin %
Year Branch	Capital (NOPLAT)		(after corporate allocation)
Established	12 months ended March 31,		3 months ended March 31,
	2005	2004	2005	2004
Pre-1998	16.8	14.3	41.2	35.5
1998	14.7	14.4	40.3	39.1
1999	7.9	6.1	24.4	15.5
2000	11.8	9.1	35.9	25.2
2001	9.9	7.3	29.2	17.0
2002	7.3	3.6	21.8	8.2
2003	2.3	n/a	13.5	-20.5
2004	n/a	n/a	-21.2	n/a
All Branches	12.7	10.4	34.9	28.1

Larry Trachtenberg, Executive Vice President & CFO noted, “As we previously reported, our fleet optimization program remains in force and we are seeing, as the table above indicates, how it has stimulated return on invested capital, as well as utilization. With only several weeks into the second quarter, we feel quite confident that it too will be a record. We are looking for EBITDA of between $19.5 million and $20 million and diluted earnings per share in the $0.43 to $0.45 range. These results exclude a second quarter one-time $3.1 million pre-tax gain, or $0.12 per diluted share after tax, in connection with the settlement of a third party claim related to the Nuko litigation that concluded in 2003.”

He went on to say, “Starting in second quarter of 2004 when our internal growth rate was 15% versus 7% in the same period one year earlier, we have reported dramatic improvement in comparable quarter internal growth. In the remaining quarters of this year, our internal growth rate comparisons will be against the stronger numbers achieved in the final three quarters of 2004. Nonetheless, for the year as a whole, we believe an internal growth rate of 19% to 20% is achievable, well in excess of 2004’s 16% internal growth rate. Excluding the impact of the aforementioned one-time gain, we are raising our 2005 annual guidance to $1.88 to $1.92 per diluted share up from our prior guidance of $1.78 to $1.82 per diluted share. As of this date, we are looking for 2005 EBITDA in the range of $84 million to $85 million.”

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Mobile Mini, Inc. News Release	Page 3
May 4, 2005

In closing, Mr. Trachtenberg noted, “Our long-term goal is to internally grow our leasing revenues at an annual rate of 15%, which should produce 25% growth in net income. We believe we can achieve this goal with our current capital structure.”

EBITDA and pro forma financial measures, including those that are forward-looking, are non-GAAP financial measures as defined by Securities and Exchange Commission (“SEC”) rules. The method of reconciliation of these measures to the most directly comparable GAAP financial measures can be found in the Company’s report on Form 8-K filed with the SEC on the date of this release .

Files Shelf Registration Statement
The Company also announced that it has filed a shelf registration statement on Form S-3 with the SEC, pursuant to which Mobile Mini may periodically sell up to $200 million in common stock, debt securities and other securities from time to time. Under a shelf registration, a company may sell securities in one or more separate offerings with the size, price and terms to be determined at the time of sale.

Mobile Mini plans to use the proceeds from any future offering under the shelf registration for general corporate purposes, including, but not limited to, working capital, branch expansion, capital expenditures, and refinancing of debt, according to the filing with the SEC.

Conference Call
As previously announced, Mobile Mini will host a conference call today, Wednesday, May 4th at 1:00 pm EDT to review these results and recent corporate developments. To listen to the live call, please go to www.mobilemini.com and click on the Investor Relations section. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call can be accessed for approximately 14 days at Mobile Mini’s website.

Mobile Mini, Inc. is North America’s leading provider of portable storage solutions through its total fleet of over 105,000 portable storage units and portable offices. The Company currently has 49 branches and operates in 29 states and one Canadian province. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap 600 Index.

This news release contains forward-looking statements, particularly regarding operating prospects, expansion opportunities and revenue and earnings estimates for 2005 and beyond, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.

(See Accompanying Tables)

Mobile Mini News Release	Page 4
May 4, 2005

Mobile Mini, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(in 000’s except for earnings per share amounts)

	Three Months Ended
	March 31,
	2005	2004
Revenues:
Leasing	$41,392	$32,147
Sales	3,982	4,198
Other	369	178

Total revenues	45,743	36,523

Costs and expenses:
Cost of sales	2,527	2,715
Leasing, selling and general expenses	24,182	20,842
Depreciation and amortization	3,048	2,716

Total costs and expenses	29,757	26,273

Income from operations	15,986	10,250
Other income (expense):
Interest income	1	—
Interest expense	(5,520)	(4,991)

Income before provision for income taxes	10,467	5,259
Provision for income taxes	4,082	2,104

Net income	$6,385	$3,155

Earnings per share:
Basic	$0.43	$0.22

Diluted	$0.42	$0.22

Weighted average number of common and common share equivalents outstanding:
Basic	14,703	14,353

Diluted	15,175	14,532

Number of shares outstanding	14,787	14,353

EBITDA	$19,034	$12,967

Mobile Mini News Release	Page 5
May 4, 2005

Mobile Mini, Inc.
Condensed Consolidated Balance Sheets
(in 000’s except share amounts)

	March 31, 2005	December 31, 2004
	(unaudited)	(audited)
ASSETS
Cash	$218	$759
Receivables, net	20,023	19,218
Inventories	19,905	17,323
Lease fleet, net	468,307	451,836
Property, plant and equipment, net	33,738	34,320
Deposits and prepaid expenses	9,929	9,435
Other assets and intangibles, net	6,604	6,126
Goodwill	53,129	53,129

Total assets	$611,853	$592,146

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$10,874	$8,900
Accrued liabilities	24,776	30,038
Line of credit	136,116	125,900
Notes payable	749	1,144
Senior notes	150,000	150,000
Deferred income taxes	63,543	59,795

Total liabilities	386,058	375,777

Commitments and contingencies

Stockholders’ equity:

Common stock; $0.01 par value, 95,000,000 shares authorized, 14,786,795 and 14,682,991 issued and outstanding at March 31, 2005 and December 31, 2004, respectively	148	147
Additional paid-in capital	125,485	122,934
Retained earnings	99,339	92,954
Accumulated other comprehensive income	823	334

Total stockholders’ equity	225,795	216,369

Total liabilities and stockholders’ equity	$611,853	$592,146

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Larry Trachtenberg, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Linda Latman (212) 836-9609
Mobile Mini, Inc.		www.theequitygroup.com
(480) 894-6311
www.mobilemini.com

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